samuel r. starr

San Jose, CA ▪ 408.482.0382 ▪ Email: samstarr@comcast.net

innovative Executive

EXECUTIVE SUMMARY

Innovative leader actively developed revolutionary industry technology. Solutions oriented executive capable of dramatically expanding markets and creating fresh relevant products for consumers.

PROFILE

Relationship building Leader able to develop buy-in and a teamwork approach to project management.

Talented Innovator instrumental in the design and development of the first Transportable Satellite Uplink that began a new industry and transformed the way television was consumed.

Marketing Expert responsible for a broadcast and satellite distribution network resulting in fifty-eight million viewers.

CORE COMPETENCIES

●	Executive Management	●	Negotiation
●	Creative Development & Planning	●	Productivity & Performance Improvement
●	Product & Services Marketing	●	Product Research & Evaluation
●	Strategic Analysis & Account Planning	●	Organization & Communication

EMPLOYMENT EXPERIENCE

Self employed, San Jose, CA	1983 – present

Consultant for Broadcast, Cable and Satellite Networks

Principal in charge of all services from conception, operation, management training, Federal Communications Commission (FCC) requirements and regulations, to profitability and success.

●	Clients include

●	HBO
●	Compact Video
●	Taylor Made Productions
●	DeRance Foundation
●	Public Broadcast Systems (PBS)
●	Trinity Broadcast Network (TBN)
●	PTL Satellite Network
●	Success in Life Network
●	Dr. Robert Schuller Hour of Power
●	Dr. Mike Murdock
●	The Wisdom Center

Trinity Broadcast Network (TBN), Santa Ana, CA	1972 – 1982

Director of Satellite Services

Founding Director responsible for conception, establishment, development, built-out, and distribution of consumer based content from the largest broadcasting network in the world.

●	Developed and built-out the largest national satellite network in the world reaching over fifty-eight million consumers in the first year of operation.
●	Conceived and manufactured the first transportable uplink in the world in conjunction with Scientific Atlanta (now Cisco Systems)
●	Managed all Owned and Operated Broadcast stations.
●	Implemented program syndication to Central and South America.
●	Created and produced programming content for broadcast stations and networks.